TEXT EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Reports Double Digit Growth in Revenue,

Net Income and EPS for Fourth Quarter and Fiscal Year 2009

AS&E’s Board of Directors Approves Quarterly Dividend

BILLERICA, Mass. — May 13, 2009 — American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), a leading worldwide supplier of innovative X-ray inspection solutions, today reported its financial results for the fourth quarter and fiscal year ended March 31, 2009. The Company reported revenues of $57,290,000 as compared with revenues of $42,020,000 for the fourth quarter of fiscal year 2008, net income of $8,244,000 as compared with net income of $2,789,000 for the fourth quarter of fiscal year 2008, and earnings per share of $0.92 as compared with earnings per share of $0.30 for the fourth quarter of fiscal year 2008. These results represent a 36% increase in revenues, 196% increase in net income, and a $0.62 increase in earnings per share when compared to results for the fourth quarter of the prior fiscal year.

For the fiscal year ended March 31, 2009, the Company reported record revenues of $218,367,000, which represents an increase of 31% as compared with revenues of $166,733,000 for the prior fiscal year, net income of $28,353,000 as compared with net income of $17,478,000 for the prior fiscal year, and earnings per share of $3.18 which represents a $1.31 increase in earnings per share as compared with earnings per share of $1.87 for the prior fiscal year.

The Company reported $59,257,000 in bookings for the fourth quarter of fiscal year 2009 as compared with $16,129,000 in bookings for the fourth quarter of the prior fiscal year and $274,094,000 in bookings for fiscal year 2009 as compared with $160,705,000 in bookings for the prior fiscal year. Backlog at March 31, 2009 increased 56% to $155,349,000 as compared to $99,606,000 in the prior fiscal year.

“We completed fiscal year 2009 with outstanding financial and operating results,” said Anthony Fabiano, AS&E’s President and CEO. “We met our strategic initiatives for the year and recorded the highest revenue in Company history — with the cargo, Z Backscatter™, and service product areas all recording double digit increases. To improve our bottom-line, we implemented several product and process improvements, and operating cost reductions — increasing gross margin to 43% from 36% in the prior year. Additionally, we increased IRAD investment 47% from the last fiscal year resulting in the introduction of several new products and product enhancements.”

Fabiano continued, “As we continued our investment in global marketing and sales activities, we achieved a record $274 million in bookings for the year with international product bookings increasing 59% from the prior fiscal year. Overall bookings were boosted by the continued diversification of our customer base — including new orders for military, law enforcement, critical infrastructure, and port and border security. Our sales pipeline has increased from the prior year with new opportunities in the U.S, Middle East, APAC, Latin America, and Europe. With our increased sales penetration, new product offerings, and increased awareness of AS&E’s proprietary technologies, we are confident in our abilities to provide best-in-class products and services for the growing security market in fiscal year 2010 and beyond.”

The Company is declaring a quarterly cash dividend of $0.20 per share, payable on June 4, 2009 to the holders of record at the close of business on May 26, 2009.

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As previously announced, Anthony Fabiano, President and CEO, and Ken Galaznik, Senior Vice President, CFO and Treasurer, will host the quarterly conference call today at 4:30 p.m. ET to discuss the results and respond to questions. Please dial 1-866-788-0544 at least 10 minutes prior to starting time. For international participants, dial 1-857-350-1682. Please tell the Operator the confirmation code: 45396813. You will be placed on hold until the conference call is ready to begin.

An audio replay of the teleconference will be available, in its entirety, starting Wednesday, May 13, 2009 at 7:30 p.m. ET for a 48-hour period by dialing 1-888-286-8010. Internationally, please dial 1-617-801-6888. The conference identification number is 35038795. The replay will also be available at www.as-e.com in the Investor Information section following the conference.

About AS&E®

American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection systems. With over 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems. AS&E systems protect high-threat facilities and help combat terrorism and trade fraud, drug smuggling, weapon smuggling, and illegal immigration and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), North Atlantic Treaty Organization (NATO), HM Revenue & Customs (U.K.), Hong Kong Customs, and Abu Dhabi Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc
978-440-8392	978-262-8713
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement

The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products and other factors which may cause delays in production and delivery schedules; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; failure of any of our products to meet performance requirements or to continue to operate reliably because of unexpected design flaws or manufacturing defects, global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

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AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Fiscal Year Ended
	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
Total net sales and contract revenues	$57,290	$42,020	$218,367	$166,733

Total cost of sales and contracts	30,141	28,933	125,402	106,983
Gross profit	27,149	13,087	92,965	59,750

Expenses:
Selling, general and administrative	8,646	6,278	32,871	26,221
Research and development	5,516	3,628	18,070	12,306
Total expenses	14,162	9,906	50,941	38,527

Operating income	12,987	3,181	42,024	21,223

Other income (expense):
Interest and other, net	8	1,324	1,676	6,251
Change in warrant valuation	—	—	—	11
Total other income (expense)	8	1,324	1,676	6,262

Income before provision for income taxes	12,995	4,505	43,700	27,485
Provision for income taxes	4,751	1,716	15,347	10,007

Net income	$8,244	$2,789	$28,353	$17,478

Income per share - Basic	$0.94	$0.31	$3.26	$1.92
Income per share - Diluted	$0.92	$0.30	$3.18	$1.87

Weighted average shares - Basic	8,728	8,943	8,692	9,114
Weighted average shares - Diluted	8,996	9,147	8,928	9,347

The results of operations reported herein may not be indicative of future financial conditions or results of future operations.

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AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2009	March 31, 2008
Assets
Current assets:
Cash and investments	$141,838	$125,424
Accounts receivable, net	36,956	27,583
Inventories	47,975	40,107
Other current assets	15,347	12,506
Total current assets	242,116	205,620

Non-current assets:
Building, equipment and leasehold improvements, net	19,488	22,201
Other assets	6,683	7,713
Total assets	$268,287	$235,534
Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$10,639	$12,660
Customer deposits	14,818	6,547
Deferred revenue	28,003	23,120
Other current liabilities	19,636	13,837
Total current liabilities	73,096	56,164

Non-current liabilities:
Lease financing liability	8,377	9,540
Other non-current liabilities	4,748	3,758
Total liabilities	86,221	69,462

Total stockholders’ equity	182,066	166,072
Total liabilities and stockholders’ equity	$268,287	$235,534

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AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the fiscal year ended
	March 31, 2009	March 31, 2008
Cash flows from operating activities:
Net income	$28,353	$17,478
Adjustments to reconcile net income to net cash (provided by) operating activities:
Depreciation and amortization	4,294	4,123
Provision for contracts, inventory, and accounts receivable reserves	2,790	380
Write-down of note receivable	—	1,608
Change in fair value of warrants	—	(11)
Amortization of bond discount	(384)	(2,278)
Stock based compensation expense	4,940	5,314
Deferred income taxes	(289)	(2,751)

Changes in assets and liabilities:
Accounts receivable	(9,622)	(4,236)
Unbilled costs and fees	(202)	(273)
Inventories	(10,409)	(20,328)
Prepaid expenses and other assets	(2,871)	587
Accounts payable	(2,021)	4,543
Income taxes	63	—
Deferred revenue	5,873	18,326
Customer deposits	8,271	(5,007)
Accrued expenses and other current liabilities	6,483	(136)
Sale of leased equipment	116	—
Net cash provided by operating activities	35,385	17,339

Cash flows from investing activities:
Proceeds from maturities of short-term investments	101,966	159,725
Purchases of short-term investments	(65,347)	(163,971)
Issuance of note receivable	—	(608)
Purchases of property and equipment	(2,350)	(3,270)
Net cash provided by (used for) investing activities	34,269	(8,124)

Cash flows from financing activities:
Decrease in restricted cash and investments	2,488	278
Proceeds from financing of leasehold improvements	—	417
Repurchase of shares of common stock	(18,060)	(25,168)
Repayment of leasehold financing	(1,134)	(1,335)
Proceeds from exercise of warrants	—	509
Payment of common stock dividend	(7,041)	(5,516)
Proceeds from exercise of stock options	5,903	3,029
Reduction of income taxes paid due to the tax benefit from employee stock option expense	1,284	1,350
Cash used for financing activities	(16,560)	(26,436)
Foreign currency translation effect on cash	(93)	(11)
Net increase (decrease) in cash and cash equivalents	53,001	(17,232)
Cash and cash equivalents at beginning of year	52,418	69,650
Cash and cash equivalents at end of year	$105,419	$52,418

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